termsheetnewsrelease.htm FORM 8-K Oct 22 2008
2008-10-22 News Release

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE – October 22, 2008

SmarTire Signs Term Sheet
Agreement For Business Sale

Richmond, British Columbia, Canada, October 22, 2008 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has signed a term sheet to sell its business and the related assets for an undisclosed amount to Bendix Commercial Vehicle Systems LLC, North American affiliate of the Munich, Germany-based
Knorr-Bremse AG.

The term sheet is subject to certain material terms and conditions prior to completion of the proposed transaction, including negotiation and completion of a mutually acceptable definitive sale and purchase agreement; approval of the transaction by SmarTire’s board of directors; and approval of the transaction by SmarTire’s debtholders, including release of all debts and claims against SmarTire’s assets.  The acquisition by Bendix CVS is also subject to corporate approvals.

SmarTire expects to apply all, or substantially all, of the proceeds from the proposed sale against its debt obligations.

Bendix CVS expects to incorporate the SmarTire business into its existing electronics business unit.

About Bendix Commercial Vehicle Systems LLC

Bendix Commercial Vehicle Systems, a member of the Knorr-Bremse Group, develops and supplies leading-edge active safety technologies, air brake charging, and control systems and components under the Bendix® brand name for medium- and heavy-duty trucks, tractors, trailers, buses, and other commercial vehicles throughout North America. An industry pioneer, employing more than 2,000 people, Bendix is driven to deliver solutions for improved vehicle performance, safety, and overall operating cost. Bendix Commercial Vehicle Systems is headquartered in Elyria, Ohio, with manufacturing plants in Acuña, Mexico; Bowling Green, Ky.; and Huntington, Ind. For more information, call 1-800-AIR-BRAKE (1-800-247-2725) or visit www.bendix.com.

About SmarTire Systems Inc.

SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide under the SmartWave™ trademark. The company has invested more than $100 million in R&D for its patented tire monitoring technology.  It developed numerous patent-protected wireless technologies and has advanced tire monitoring solutions since 1987.

SmarTire offers large fleet, commercial, bus and recreational vehicles patent-protected, before- and after-market wireless technologies and advanced tire-monitoring solutions using its proprietary SmartWave platform. The platform provides a foundation for the addition of multiple wireless sensing and control applications.  Initial product releases using the SmartWave platform include the SmartWave™ TPMS, which leverages on SmarTire’s background and knowledge in tire monitoring solution.  SmarTire Systems maintains operations in North America and Europe.  For more information, visit www.smartire.com.

Except for historical information, this news release contains forward-looking statements that involve substantial risks and uncertainties. When used in this news release, the words “expects,” “may,” “intends,” “plans”, anticipates, “likely”, “believes” and similar expressions can be used to identify  forward-looking statements.  Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management, and include that we will sell our assets and use the proceeds to pay our debts.  Actual results, performance, or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  The proposed transaction described herein may not proceed as described, or at all, as we may not agree on final terms and our creditors may not approve of the transaction. Also, we may not obtain shareholder approval. SmarTire cautions that the foregoing factors are not exhaustive.  For a detailed discussion of these and other risk factors, please refer to SmarTire’s filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB and subsequent quarterly reports on Form 10-QSB. SmarTire expressly disclaims any intent or obligation to update any forward-looking statements.
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